UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2016

UNWIRED PLANET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 First Street, First Floor

Los Altos, California 94022

(Address of principal executive offices) (Zip Code)

(650) 518-7111

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 25th, 2016, Unwired Planet, Inc. (the “Company”) entered into the First Amendment to the Purchase and Sale Agreement (the “Amendment”) with Optis UP Holdings, LLC (“Optis”), which amended that certain Purchase and Sale Agreement, dated April 6, 2016, between the Company and Optis (the “PSA”).

The Amendment adjusted the consideration to be paid by Optis to reflect the addition of a purchase price adjustment for capital contributions the Company makes to Unwired Planet IP Holdings, Unwired Planet IP Manager, LLC, Unwired Planet, LLC and Unwired Planet International Limited (together, the “Unwired Planet Companies”) after April 6, 2016 in an amount equal to the expenditures of the Unwired Planet Companies that are approved by Optis.

The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

In connection with the Amendment, on May 25th, 2016, the Company and others entered into a letter agreement with Telefonaktiebolaget L M Ericsson (“Ericsson”) and its affiliates, a copy of which is attached as Exhibit 10.2. This agreement relates to the Master Agreement, dated as of January 10, 2103 (as amended, the “MSA”), by and among the Company, Unwired Planet IP Holdings, Inc., Unwired Planet IP Manager, LLC, Unwired Planet, LLC and Ericsson, and is filed as it may be deemed a material amendment to the MSA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 25, 2016

UNWIRED PLANET, INC.

By:	/s/ Noah D. Mesel
Noah D. Mesel
EVP, General Counsel and
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Purchase and Sale Agreement by and between Optis UP Holdings, LLC and Unwired Planet, Inc. dated as of May 25, 2016.

10.2	Letter Agreement by and among Telefonaktiebolaget L M Ericsson, Cluster LLC, Unwired Planet, Inc., Unwired Planet IP Holdings, Inc., Unwired Planet IP Manager, LLC, and Unwired Planet, LLC, Unwired Planet International Limited, and Optis UP Holdings, LLC, dated May 25, 2016.